Exhibit 99.1
Kaiser Aluminum Corporation Reports
First Quarter 2019 Financial Results

First Quarter 2019 Highlights:

•	Net Sales $395 Million; Value Added Revenue $218 Million

•	Net Income $28 Million, Earnings per Diluted Share $1.71

•	Adjusted Net Income $30 Million, Adjusted Earnings per Diluted Share $1.85

•	Adjusted EBITDA $56 Million; Adjusted EBITDA Margin 25.7%

•	Strong Aerospace Demand, Moderating Aerospace Supply Chain Destocking

•	Improved Non-Contract Value Added Pricing

•	Unplanned Equipment Downtime at Trentwood

FOOTHILL RANCH, Calif., April 23, 2019 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced first quarter 2019 results.

First Quarter 2019 Management Summary

“Continuing the positive trend from the second half 2018, we reported strong first quarter 2019 results. Improving aerospace demand and non-contract value added pricing drove strong results in the quarter, partially offset by approximately $5 million of cost inefficiencies at our Trentwood facility, a combination of unplanned equipment downtime in the finishing operations and purchased rolling ingot costs necessitated by our planned casting furnace rebuilds,” said Jack A. Hockema, Chairman and Chief Executive Officer.

“Although demand for our general engineering products remains strong, we allocated a portion of our capacity for general engineering products in the quarter to address strong aerospace demand. This contrasts with 2017 and early 2018 when relatively soft aerospace demand enabled capacity to shift toward general engineering products,” said Mr. Hockema.

As previously noted during the Company’s fourth quarter earnings call, 2019 is a transition year for its automotive applications with numerous end-of-life automotive programs rolling off and new programs launching during the year. Additionally as noted, in January 2019 the Company successfully raised value-added prices on certain non-contract products and current market conditions continue to support the recent price increases.

Outlook

“The recent reduction in Boeing 737-MAX build rates has introduced uncertainty for commercial aerospace industry demand. While it is likely that the reduced build rates will eventually lead to some level of supply chain destocking, the amount and timing are uncertain until the situation is resolved. Meanwhile, demand for military aircraft continues to increase for the new generation F-35 Joint Strike Fighter and the modernized F-15X Super-fighter and F/A-18E/F Super Hornet fighter aircraft,” said Mr. Hockema.

“While facing some uncertainty in aerospace and automotive demand this year, we are focused on executing on our strategic initiatives to capture the full efficiency and capacity benefits from our recent Trentwood investments and to position the Company for expected strong automotive extrusion shipments growth in 2020 and 2021.”

As the Company has previously discussed, significant maintenance activity and equipment downtime is scheduled to occur in the second quarter 2019 for the casting complex, hot line and large stretcher at Trentwood. The Company estimates a one-time EBITDA impact in the quarter of approximately $15 million related to operating inefficiencies, maintenance costs and lost production and sales compared to steady-state operations.

“Overall, while we continue to monitor the 737 MAX situation, at this time we have no specific information to warrant a change in our full year 2019 outlook for EBITDA margin above 25% and low to mid-single digit percent year-over-year increase in both shipments and value added revenue,” concluded Mr. Hockema.

First Quarter 2019 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

		Quarterly
	1Q19	4Q18	3Q18	2Q18	1Q18

Shipments (millions of lbs.)	163	159	159	169	166

Net sales	$395	$389	$393	$415	$388
Less hedged cost of alloyed metal[1]	(177)	(179)	(188)	(205)	(185)
Value added revenue	$218	$210	$205	$210	$203

Realized price per pound ($/lb.)
Net sales	$2.43	$2.46	$2.48	$2.46	$2.34
Less hedged cost of alloyed metal	(1.09)	(1.14)	(1.19)	(1.22)	(1.12)
Value added revenue	$1.34	$1.32	$1.29	$1.24	$1.22

As reported
Operating income	$43	$37	$35	$35	$37
Net income	$28	$24	$22	$21	$26
EPS, diluted[2]	$1.71	$1.41	$1.29	$1.22	$1.51

Adjusted[3]
Operating income	$44	$43	$36	$44	$38
EBITDA[4]	$56	$55	$47	$55	$48
EBITDA margin[5]	25.7%	26.0%	23.1%	26.0%	23.8%
Net income	$30	$30	$24	$28	$27
EPS, diluted[2]	$1.85	$1.77	$1.43	$1.68	$1.60

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS are calculated using the treasury stock method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

First Quarter 2019

Net sales for the first quarter 2019 were $395 million, up approximately 2% from $388 million in the prior year period, reflecting a 2% decrease in shipments and a 4% increase in average selling price. The increase in average selling price reflected an approximately 3% decrease in underlying contained metal costs and a 10% increase in value added revenue per pound.

Value added revenue for the first quarter 2019 increased 8% year-over-year to $218 million on a 2% decrease in shipments, compared to $203 million in the prior year period. Value added revenue for the Company’s aerospace/high strength applications increased 17% to $125 million and shipments increased 17% reflecting improving underlying demand growth and moderating destocking in the aerospace supply chain. Value added revenue for general engineering applications increased 2% to $62 million on 15% lower shipments reflecting improved pricing and the impact of allocating heat treat plate capacity to address strong aerospace demand. Value added revenue for automotive extrusions decreased 15% to $26 million, reflecting a 4% decrease in shipments due to end-of-life programs and a trend to lower value added mix.

Adjusted consolidated EBITDA of $56 million in the first quarter 2019 increased $8 million compared to the prior year period reflecting higher value added revenue and pricing on non-contract sales, partially offset by higher costs due to unplanned downtime and purchased ingot at the Company's Trentwood facility. Adjusted EBITDA as a percentage of value added revenue increased to 25.7% in the first quarter 2019 as compared to 23.8% in the prior year period.

Net income for the first quarter 2019 was $28 million, or $1.71 per diluted share, compared to net income and diluted earnings per share of $26 million and $1.51, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $30 million or $1.85 per diluted share, for the first quarter 2019, up from adjusted net income of $27 million or $1.60 per diluted share, for the first quarter 2018.

Cash Flow and Balance Sheet

Adjusted EBITDA of $56 million reported in the first quarter 2019 funded working capital requirements and capital expenditures of approximately $14 million. In addition, the Company returned $29 million of cash to shareholders through dividends and share repurchases. As of March 31, 2019, total cash and cash equivalents and short-term investments were approximately $138 million and borrowing availability under the Company's Revolving Credit Facility was approximately $292 million. The Company's strong balance sheet and cash flow generation continues to support growth and capital deployment priorities while providing sustainability through economic and industry cycles.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Wednesday, April 24, 2019, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter 2019 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company’s North

American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong long-term demand growth for the Company’s aerospace, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results including internal and external growth opportunities; (c) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (f) the Company’s ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (g) the impact of the Company’s future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company’s common stock and any decision by the Company’s board of directors in regard to either; (h) the Company’s ability to mitigate freight and contained metal cost increases, increase prices, mitigate the impact of tariffs, successfully launch new automotive programs and successfully complete the planned outage of the hot line and large stretcher at its Trentwood facility; (i) the recent reduction in Boeing 737-MAX build rates and the potential for supply chain destocking; and (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2018. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)(1)

	Quarter Ended
	March 31,
	2019	2018
	(In millions of dollars, except share and per share amounts)
Net sales	$395.2	$388.0
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	315.1	316.7
Depreciation and amortization	11.9	10.5
Selling, general, administrative, research and development	25.2	23.6
Other operating charges, net	—	0.1
Total costs and expenses	352.2	350.9
Operating income	43.0	37.1
Other income (expense):
Interest expense	(5.7)	(5.6)
Other income, net	0.5	0.1
Income before income taxes	37.8	31.6
Income tax provision	(9.8)	(5.9)
Net income	$28.0	$25.7

Net income per common share:
Basic	$1.74	$1.54
Diluted[2]	$1.71	$1.51
Weighted-average number of common shares outstanding (in thousands):
Basic	16,108	16,707
Diluted[2]	16,372	17,031
1 Please refer to the Company's Form 10-Q for the quarter ended March 31, 2019 for detail regarding the items in the table.
2 Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	March 31, 2019	December 31, 2018
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$115.3	$125.6
Short-term investments	22.3	36.7
Receivables:
Trade receivables, net	195.8	179.8
Other	22.4	25.6
Contract assets	58.4	54.9
Inventories	233.9	215.1
Prepaid expenses and other current assets	23.0	18.9
Total current assets	671.1	656.6
Property, plant and equipment, net	610.9	611.8
Operating lease asset	27.4	—
Deferred tax assets, net	22.4	35.9
Intangible assets, net	31.7	32.4
Goodwill	44.0	44.0
Other assets	40.3	38.6
Total	$1,447.8	$1,419.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$124.4	$121.4
Accrued salaries, wages and related expenses	28.2	40.1
Other accrued liabilities	51.6	44.0
Total current liabilities	204.2	205.5
Long term portion operating lease liability	26.6	—
Net liabilities of Salaried VEBA	32.5	32.4
Deferred tax liabilities	4.2	4.2
Long-term liabilities	61.8	66.4
Long-term debt	370.6	370.4
Total liabilities	699.9	678.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both March 31, 2019 and December 31, 2018; no shares were issued and outstanding at March 31, 2019 and December 31, 2018	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both March 31, 2019 and at December 31, 2018; 22,547,626 shares issued and 16,134,547 shares outstanding at March 31, 2019; 22,471,705 shares issued and 16,234,603 shares outstanding at December 31, 2018	0.2	0.2
Additional paid in capital	1,056.7	1,059.3
Retained earnings	168.0	150.2
Treasury stock, at cost, 6,413,079 shares at March 31, 2019 and 6,237,102 shares at December 31, 2018, respectively	(437.9)	(420.5)
Accumulated other comprehensive loss	(39.1)	(48.8)
Total stockholders' equity	747.9	740.4
Total	$1,447.8	$1,419.3
1 Please refer to the Company's Form 10-Q for the quarter ended March 31, 2019 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	1Q19	4Q18	3Q18	2Q18	1Q18

GAAP net income	$28.0	$23.6	$21.7	$20.7	$25.7
Interest expense	5.7	5.7	5.7	5.7	5.6
Other (income) expense, net	(0.5)	1.2	(0.7)	0.5	(0.1)
Income tax provision	9.8	6.4	8.2	7.8	5.9
GAAP operating income	43.0	36.9	34.9	34.7	37.1
Mark-to-market loss [1]	2.4	3.0	2.9	5.5	6.3
Other operating NRR (gain) loss 2.3	(1.1)	3.2	(1.4)	3.5	(5.7)
Operating income, excluding operating NRR items	44.3	43.1	36.4	43.7	37.7
Depreciation and Amortization	11.9	11.5	11.0	10.9	10.5
Adjusted EBITDA [4]	$56.2	$54.6	$47.4	$54.6	$48.2

GAAP net income	$28.0	$23.6	$21.7	$20.7	$25.7
Operating NRR Items	1.3	6.2	1.5	9.0	0.6
Non-Operating NRR Items	1.7	1.6	1.5	1.5	1.5
Tax impact of above NRR Items	(0.7)	(1.7)	(0.8)	(2.8)	(0.5)
Adjusted net income	$30.3	$29.7	$23.9	$28.4	$27.3

GAAP earnings per diluted share [5]	$1.71	$1.41	$1.29	$1.22	$1.51
Adjusted earnings per diluted share [5]	$1.85	$1.77	$1.43	$1.68	$1.60

[1] Mark-to market loss on derivative instruments represents the reversal of mark-to-market gain on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2019 and 2018. Operating income excluding non-run-rate items reflect the realized (gain) loss of such settlements.

2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating NRR items primarily represent the impact of non-cash net periodic benefit (income) cost related to the Salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS are calculated using treasury method.